Exhibit 99

       UNIFIRST ANNOUNCES FINANCIAL RESULTS FOR
       THE FIRST QUARTER OF FISCAL 2013

Wilmington, MA (January 3, 2013) -- UniFirst Corporation (NYSE: UNF) today announced results for its fiscal 2013 first quarter, which ended November 24, 2012. First quarter revenues were $332.6 million, up 6.2% from $313.0 million in the year ago period.  Net income for the quarter was $30.8 million ($1.54 per diluted share), up 19.2% compared to $25.8 million ($1.30 per diluted share) reported in the year ago period.

Ronald D. Croatti, UniFirst President and Chief Executive Officer said, “We are very pleased with the results of our first fiscal quarter. Although employee levels at our existing customers remained unchanged during the quarter, we were able to deliver profitable growth by continuing to sell the value of our services to current and prospective customers.”

First quarter revenues in the Core Laundry Operations were $294.6 million, up 8.2% from those reported in the prior year’s first quarter.  Excluding the effect of a stronger Canadian dollar, revenues grew 8.0%.  This segment’s income from operations increased 27.3% year to year.  The operating margin expanded to 15.1% from 12.8% a year earlier.  Increased profitability resulted from improved operating leverage that came with our strong revenue growth.  Expenses related to plant operations, depreciation and selling and administrative outlays were all lower as a percentage of revenue compared to the prior year. Lower energy costs also contributed to the improved operating margin. Merchandise amortization was flat as a percentage of revenues compared to the same quarter a year ago.

Revenues for the Specialty Garments segment, which consists of nuclear decontamination and cleanroom operations, were $27.9 million for the first quarter of fiscal 2013, down 7.9% from $30.3 million in the first quarter of fiscal 2012.  This segment had income from operations for the quarter of $4.7 million down from $6.6 million in the same quarter a year ago.

Net income comparisons benefited from exchange rate gains of $0.2 million in the first quarter of fiscal 2013 compared to exchange rate losses of $0.6 million a year ago.  The effective income tax rate for the first quarter was 39.0% compared to 38.3% in the same quarter in fiscal 2012.

UniFirst continues to maintain a solid balance sheet and  financial position.  Cash and cash equivalents at the end of the quarter totaled $152.7 million, up from $120.1 million at the end of fiscal 2012. Cash provided by operating activities for the quarter was $56.2 million, up 83.2% compared to $30.7 million for the first quarter of fiscal 2012.  The improved cash flows were primarily the result of higher earnings as well as lower cash outflows related to working capital.  At the end of the quarter, total debt was $109.0 million or 10.5% of total capital.

Outlook
Mr. Croatti continued, “Based on the strength of our first quarter and our current outlook for the remainder of the year, we are increasing our full year guidance.  We are currently projecting our fiscal 2013 revenues to be between $1.335 billion and $1.348 billion and diluted earnings per share to be between $5.10 and $5.25. Our guidance assumes no further deterioration of the U.S. economy and also includes one extra week of operations compared to fiscal 2012 due to the timing of our fiscal calendar.”

Conference Call Information
UniFirst will hold a conference call today at 10:00 a.m. (ET) to discuss its quarterly financial results, business highlights and outlook. A simultaneous live webcast of the call will be available over the Internet and can be accessed at www.unifirst.com.

About UniFirst Corporation
UniFirst Corporation is one of the largest providers of workplace uniforms, protective clothing, and facility services products in North America. The Company employs approximately 11,000 Team Partners who serve more than 240,000 customer locations in 45 U.S. states, Canada, and Europe from over 200 customer service, distribution, and manufacturing facilities.  UniFirst is a publicly held company traded on the New York Stock Exchange under the symbol UNF and is a component of the Standard & Poor's 600 Small Cap Index.

Forward Looking Statements
This public announcement may contain forward looking statements that reflect the Company’s current views with respect to future events and financial performance. Forward looking statements contained in this public announcement are subject to the safe harbor created by the Private Securities Litigation Reform Act of 1995 and are highly dependent upon a variety of important factors that could cause actual results to differ materially from those reflected in such forward looking statements. Such factors include, but are not limited to, uncertainties regarding the Company’s ability to consummate and successfully integrate acquired businesses, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the Company’s ability to compete successfully without any significant degradation in its margin rates, seasonal fluctuations in business levels, our ability to preserve positive labor relationships and avoid becoming the target of corporate labor unionization campaigns that could disrupt our business, the effect of currency fluctuations on our results of operations and financial condition, our dependence on third parties to supply us with raw materials, any loss of key management or other personnel, increased costs as a result of any future changes in federal or state laws, rules and regulations or governmental interpretation of such laws, rules and regulations, uncertainties regarding the price levels of natural gas, electricity, fuel and labor, the impact of adverse economic conditions and the current tight credit markets on our customers and such customers’ workforce, the level and duration of workforce reductions by our customers, the continuing increase in domestic healthcare costs, demand and prices for our products and services, rampant criminal activity and instability in Mexico where our principal garment manufacturing plants are located, our ability to properly and efficiently design, construct, implement and operate our new CRM computer system, additional professional and internal costs necessary for compliance with recent and proposed future changes in Securities and Exchange Commission, New York Stock Exchange and accounting rules, strikes and unemployment levels, the Company’s efforts to evaluate and potentially reduce internal costs, economic and other developments associated with the war on terrorism and its impact on the economy, general economic conditions and other factors described under “Item 1A. Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended August 25, 2012 and in other filings with the Securities and Exchange Commission. When used in this public announcement, the words “anticipate,” “optimistic,” “believe,” “estimate,” “expect,” “intend,” and similar expressions as they relate to the Company are included to identify such forward looking statements.  The Company undertakes no obligation to update any forward looking statements to reflect events or circumstances arising after the date on which such statements are made.

UniFirst Corporation and Subsidiaries
Consolidated Statements of Income

	Thirteen weeks ended
	November 24,	November 26,
(In thousands, except per share data)	2012 (2)	2011 (2)

Revenues	$332,569	$313,025

Operating expenses:
Cost of revenues (1)	201,551	195,139
Selling and administrative expenses (1)	64,288	59,124
Depreciation and amortization	16,771	16,408
Total operating expenses	282,610	270,671

Income from operations	49,959	42,354

Other (income) expense:
Interest expense	460	573
Interest income	(767)	(631)
Exchange rate (gain) loss	(160)	627
	(467)	569

Income before income taxes	50,426	41,785
Provision for income taxes	19,666	15,983

Net income	$30,760	$25,802

Income per share – Basic
Common Stock	$1.62	$1.37
Class B Common Stock	$1.30	$1.09

Income per share – Diluted
Common Stock	$1.54	$1.30

Income allocated to – Basic
Common Stock	$24,191	$20,258
Class B Common Stock	$6,025	$5,068

Income allocated to – Diluted
Common Stock	$30,244	$25,350

Weighted average number of shares outstanding – Basic
Common Stock	14,925	14,838
Class B Common Stock	4,647	4,641

Weighted average number of shares outstanding – Diluted
Common Stock	19,693	19,557

(1) Exclusive of depreciation on the Company’s property, plant and equipment and amortization on its intangible assets

(2) Unaudited

UniFirst Corporation and Subsidiaries
Condensed Consolidated Balance Sheets

(In thousands)	November 24, 2012 (1)	August 25, 2012
Assets
Current assets:
Cash and cash equivalents	$152,664	$120,123
Receivables, net	153,899	135,327
Inventories	75,309	75,420
Rental merchandise in service	136,219	138,284
Prepaid and deferred income taxes	12,721	12,785
Prepaid expenses	8,611	5,741

Total current assets	539,423	487,680

Property, plant and equipment:
Land, buildings and leasehold improvements	365,575	355,568
Machinery and equipment	437,614	425,274
Motor vehicles	141,978	141,370

	945,167	922,212
Less - accumulated depreciation	522,094	510,008
	423,073	412,204

Goodwill	288,158	288,137
Customer contracts and other intangible assets, net	48,006	50,531
Other assets	2,596	1,982

	$1,301,256	$1,240,534

Liabilities and shareholders' equity
Current liabilities:
Loans payable and current maturities of long-term debt	$108,847	$6,831
Accounts payable	63,545	52,340
Accrued liabilities	80,125	78,174
Accrued income taxes	20,142	8,180

Total current liabilities	272,659	145,525

Long-term liabilities:
Long-term debt, net of current maturities	155	100,155
Accrued liabilities	44,091	43,420
Accrued and deferred income taxes	54,543	54,509

Total long-term liabilities	98,789	198,084

Shareholders' equity:
Common Stock	1,508	1,506
Class B Common Stock	488	488
Capital surplus	45,443	42,984
Retained earnings	874,723	844,676
Accumulated other comprehensive income	7,646	7,271

Total shareholders' equity	929,808	896,925

	$1,301,256	$1,240,534

 (1) Unaudited

UniFirst Corporation and Subsidiaries
Detail of Operating Results

Revenues

	Thirteen weeks ended
	November 24,	November 26,	Dollar	Percent
(In thousands, except percentages)	2012 (1)	2011 (1)	Change	Change

Core Laundry Operations	$294,560	$272,273	$22,287	8.2%
Specialty Garments	27,884	30,268	(2,384)	-7.9
First Aid	10,125	10,484	(359)	-3.4
Consolidated total	$332,569	$313,025	$19,544	6.2%

Income from Operations

	Thirteen weeks ended
	November 24,	November 26,	Dollar	Percent
(In thousands, except percentages)	2012 (1)	2011 (1)	Change	Change

Core Laundry Operations	$44,528	$34,982	$9,546	27.3%
Specialty Garments	4,704	6,566	(1,862)	-28.3
First Aid	727	806	(79)	-9.8
Consolidated total	$49,959	$42,354	$7,605	18.0%

(1) Unaudited

UniFirst Corporation and Subsidiaries
Consolidated Statements of Cash Flows

Fifty-two weeks ended (In thousands)	November 24, 2012 (1)	November 26, 2011 (1)
Cash flows from operating activities:
Net income	$30,760	$25,802
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	14,305	13,727
Amortization of intangible assets	2,466	2,681
Amortization of deferred financing costs	59	59
Share-based compensation	1,705	1,668
Accretion on environmental contingencies	136	158
Accretion on asset retirement obligations	166	158
Deferred income taxes	(18)	51
Changes in assets and liabilities, net of acquisitions:
Receivables	(18,457)	(16,100)
Inventories	221	2,332
Rental merchandise in service	2,102	(7,505)
Prepaid expenses	(2,867)	(3,137)
Accounts payable	11,183	3,529
Accrued liabilities	2,373	623
Prepaid and accrued income taxes	12,033	6,608
Net cash provided by operating activities	56,167	30,654

Cash flows from investing activities:
Capital expenditures	(25,103)	(13,966)
Other	(318)	(118)
Net cash used in investing activities	(25,421)	(14,084)

Cash flows from financing activities:
Proceeds from long-term obligations	-	7,000
Payments on long-term obligations	-	(15,371)
Proceeds from exercise of Common Stock options	757	248
Payment of cash dividends	(713)	(709)
Other	1,954	-
Net cash provided by (used in) financing activities	1,998	(8,832)

Effect of exchange rate changes	(203)	(2,427)

Net increase in cash and cash equivalents	32,541	5,311
Cash and cash equivalents at beginning of period	120,123	48,812

Cash and cash equivalents at end of period	$152,664	$54,123

(1) Unaudited